Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-60304 on Form N-1A of our reports dated September 25, 2025, relating to the financial statements and financial highlights of Lord Abbett Trust I comprising the Lord Abbett Short Duration High Yield Fund, Lord Abbett International Growth Fund, Lord Abbett Investment Grade Floating Rate Fund, Lord Abbett Emerging Markets Equity Fund, and Lord Abbett Diversification Shares: Enhanced Municipal Yield Completion Fund appearing in the Annual Report on Form N-CSR of Lord Abbett Trust I for the year ended July 31, 2025, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

November 24, 2025